Exhibit 21.1

SUBSIDIARIES OF AUTODESK, INC.,

a Delaware Corporation

as of January 31, 2008

Subsidiary Name	Jurisdiction of Incorporation
ADSK Canada Inc.	Canada

Autodesk AB	Sweden

Autodesk S.A.	Switzerland

Autodesk de Argentina S.A.	Argentina

Autodesk Asia Pte Ltd.	Singapore

Autodesk Australia Pty Ltd.	Australia

Autodesk do Brasil Ltda	Brazil

Autodesk B.V.	Netherlands

Autodesk Canada Co.	Canada

Autodesk Design Software (Shanghai) Co, Ltd.	China

Autodesk Development B.V.	Netherlands

Autodesk Development S.a.r.l.	Switzerland

Autodesk (EMEA) S.a.r.l.	Switzerland

Autodesk Far East Ltd.	Hong Kong

Autodesk GesmbH	Austria

Autodesk GmbH	Germany

Autodesk Hungary Kft	Hungary

Autodesk India Private Limited	India

Autodesk International Holding Co.	Delaware

Autodesk Korea Ltd.	South Korea

Autodesk Limited	United Kingdom

Autodesk Ltd. Japan	Japan

Autodesk Yazilim Hizmetleri Ticaret Limited Sirketi (Autodesk Limited Sirketi)	Turkey

Autodesk de Mexico S.A. de C.V.	Mexico

Autodesk, S.A.	Spain

Autodesk S.A.S.	France

Autodesk S.p.A.	Italy

Autodesk Software Lda.	Portugal

Autodesk Software (China) Co., Ltd.	China

Autodesk Spo. z o.o.	Poland

Autodesk Spol. S.R.O.	Czech Republic

Autodesk, Taiwan Ltd.	Taiwan

Autodesk de Venezuela S.A.	Venezuela

Limited Liability Company Autodesk (CIS)	Russia

Hanna Strategies Holdings, Inc.	Delaware

Hanna Strategies, LLC	Georgia

Hanna Strategies Ltd.	China

Hanna Strategies PVT, Ltd.	India

Robobat S.A.	France

Robobat North America, Inc.	Canada

Robobat (UK) Limited	United Kingdom

SCI Topole	France

PlassoTech, Inc.**	California

NavisWorks (UK) Limited**	United Kingdom

NavisWorks Limited**	United Kingdom

NavisWorks, Inc.**	Arizona

Autodesk (Europe) S.A.**	Switzerland

Autodesk Canada Inc.**	Canada

Systemes Alias Quebec Inc.**	Canada

Alias Systems Limited**	United Kingdom

Alias Systems Korea Limited Company**	South Korea

Alias Systems Singapore Pte. Ltd.**	Singapore

**	Inactive subsidiaries; subsidiaries scheduled to be wound up